Exhibit 99.1

FOR IMMEDIATE RELEASE
CONTACT:

Investor Relations	Carl Hymans
Tiens Biotech Group (USA), Inc.	G. S. Schwartz & Co.
Tel: +86-22-8213-7915	Tel: 212-725-4500
Fax: +86-22-8213-7667	Fax: 212-725-9188
Email: investor@tiens-bio.com	Email: carlh@schwartz.com
http://www.tiens-bio.com

TIENS BIOTECH GROUP (USA) REPORTS SECOND QUARTER RESULTS

NEW YORK - August 14, 2007 -Tiens Biotech Group (USA), Inc. (“the Company” or “Tiens”), (Amex: TBV), www.tiens-bio.com, announced financial results for the second quarter ended June 30, 2007.

Revenue for both the second quarter of 2007 and the second quarter of 2006 was $14.3 million.

Net income for the second quarter of 2007 was $5.1 million, compared to net income of $5.2 million for the second quarter of 2006. Earnings per share for both the second quarter of 2007 and 2006 were $0.07.

Revenue for the six months ended June 30, 2007 was $30.6 million, compared to $31.0 million for the six months ended June 30, 2006.

Net income for the six months ended June 30, 2007 was $11.6 million, compared to net income of $12.0 million for the first six months of 2006. Earnings per share for six months ended June 30, 2007 were $0.16 compared to $0.17 for the first six months of 2007.

Revenue by Region

For the second quarter of 2007, revenue in China was $5.1 million, an increase of 14.8% compared to the same period in 2006.

In China, Tiens sells its products to Tianjin Tianshi Biological Engineering Co., Ltd. (“Tianshi Engineering”), an affiliated Chinese company. In order to qualify for a direct selling license in China, Tianshi Engineering is required to produce a part of the products that it sells in China. As a result, in 2006, Tiens began to sell semi-finished products to Tianshi Engineering, which jointly shares licenses with Tiens to produce, manufacture and sell the products. The semi-finished products, which Tiens is now exclusively selling in China, have lower sales prices than the finished products Tiens had previously sold to Tianshi Engineering.

During the first quarter of 2006, Tiens had significant amounts of finished products in inventory. As previously mentioned above, semi-finished products have lower sales prices than finished products Tiens had previously sold to Tianshi Engineering. By the second quarter of 2006, most of the finished products in inventory had been sold. Therefore, the increase between the second quarters of 2007 and 2006 reflects a growth in sales of our products in China on the basis of comparing sales of semi-finished products in the second quarters of both 2006 and 2007. The increase in the strength of the Chinese renminbi (RMB) against the dollar accounted for 43% of the $662,905 increase in revenue in the second quarter of 2007 compared to the same period in 2006.

For the six months ended June 30, 2007, revenue in China was $12.3 million, a decrease of 5.3% compared to the first half of 2006. Management believes that sales to China have been negatively impacted by the following factors:

•
continued consumer uncertainty in China regarding the impact of recently enacted direct selling regulations and uncertainty regarding the timing of the direct selling license application process and approval; and

•	increased government and media scrutiny on the direct selling industry, particularly following last year’s publication of the new direct selling regulations.

The application of Tianshi Engineering for a direct selling license in China is still pending.

For the second quarter of 2007, international revenue was $9.2 million, a decrease of 6.5% compared to the same period in 2006. The decrease was primarily due to a decrease in sales in Africa. For the six months ended June 30, 2007, international revenue was $18.2 million, an increase of 1.3% compared to the same period in 2006.

Other Highlights

Cost of sales for the second quarter of 2007 increased to $4.5 million, or 15.9%, compared to $3.8 million for the comparable period in 2006. This increase was primarily due to an increase in the strength of the renminbi against the dollar. Cost of sales for the six months ended June 30, 2007 was $8.9 million, compared to $8.6 million for the same period in 2006.

Gross profit for the second quarter of 2007 was $9.9 million compared to $10.5 million for the same period in 2006. The gross profit margin for the second quarter of 2007 was 68.9%, compared to 73.1% for the same period in 2006. Gross profit for the six months ended June 30, 2007 was $21.7 million, compared to $22.4 million for the same period in 2006. The gross profit margin for the six months ended June 30, 2007 was 70.9%, compared to 72.1% for the same period in 2006.

Selling, general and administrative expenses remained flat at $3.3 million for the second quarter of 2007. Increases in salary and depreciation expenses were offset by a decrease in research in development expenses. The selling, general and administrative expenses as a percentage of sales was 23.2% for the second quarter of 2007 compared to 22.9% for the same period in 2006. Selling, general and administrative expenses was $6.6 million for the six months ended June 30, 2007, compared to $5.8 million for the same period in 2006, an increase of 12.2% The increase was primarily due to an increase in salary and depreciation expenses. The selling and administrative expense as a percentage of sales was 21.4% for the six months ended June 30, 2007 compared to 18.8% for the same period in 2006.

Tiens continues to strive to expand its market share in China through the branches, chain stores, and Chinese affiliated companies of Tianshi Engineering. To enhance its position in this competitive market, Tianshi Engineering continues to increase its marketing activities in China, including opening additional branches across China, developing a nation-wide advertising campaign, encouraging media coverage and strengthening the Tiens brand.

As of June 30 2007, Tiens had $107.0 million of retained earnings and total shareholders' equity of $134.4 million.

Jinyuan Li, Chairman, President and CEO of Tiens, said, “Tiens generated an increase in domestic revenue in the second quarter while maintaining consistent overall revenue despite the challenging direct selling regulatory environment in China. In addition, Tiens generated an increase in net results compared to the first quarter of 2007. We are committed to achieving future growth and enhanced shareholder value and remain positive in our long-term outlook for the Company.”

About Tiens Biotech Group (USA), Inc. www.tiens-bio.com.

Tiens Biotech Group (USA), Inc. (AMEX:TBV) conducts its business operations from Tianjin, People’s Republic of China. Tiens primarily engages in the research, development, manufacturing, and marketing of nutrition supplement products, including wellness products and dietary nutrition supplement products, and personal care products.

Tiens derives its revenues principally from product sales to affiliated companies in China and internationally in 63 countries. Since its establishment, Tiens has developed and produced 35 nutrition supplements, which include wellness products and dietary nutrition supplements. Tiens develops its products at its own product research and development center, which employs highly qualified professionals in the fields of pharmacology, biology, chemistry and fine chemistry. Tiens has obtained all required certificates and approvals from government regulatory agencies to manufacture and sell its products in China.

In China, Tiens conducts the marketing and sales of its products through its affiliated company, Tianshi Engineering. Tianshi Engineering markets and sells Tiens’ products in China through chain stores, domestic affiliated companies, and its 105 branches. Outside of China, Tiens sells its products to affiliated companies in 63 countries who in turn sell through an extensive direct sales force, or multi-level marketing sales force. The Company’s direct sales marketing program is subject to governmental regulation in each of these countries.

Certain statements in this press release constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Such forward-looking statements are not necessarily indicative of future financial results, and may involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. The Company's future operating results are dependent upon many factors, including but not limited to the Company's ability to: (i) obtain sufficient capital or a strategic business arrangement to fund its expansion plans; (ii) build the management and human resources and infrastructure necessary to support the growth of its business; (iii) competitive factors and developments beyond the Company's control; (iv) whether Tianshi Engineering, the Company’s affiliate which sells its products in China, obtains a direct selling license in China; and (v) other risk factors discussed in the Company's periodic filings with the Securities and Exchange Commission which are available for review at http://www.sec.gov under "Search for Company Filings."

-Tables Follow-

TIENS BIOTECH GROUP (USA), INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
FOR THE THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 2007 AND 2006 (Unaudited)

	3 months ended June 30		6 months ended June 30
	2007	2006	2007	2006

REVENUE - RELATED PARTIES	$14,320,482	$14,292,998	$30,557,271	$31,015,558

COST OF SALES	4,454,594	3,842,392	8,890,193	8,648,688

GROSS PROFIT	9,865,888	10,450,606	21,667,078	22,366,870

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	3,328,727	3,271,232	6,551,483	5,837,653

INCOME FROM OPERATIONS	6,537,161	7,179,374	15,115,595	16,529,217

OTHER INCOME (EXPENSE), NET	446,994	1,075	894,607	(36,646)

INCOME BEFORE PROVISION FOR INCOME TAXES
AND MINORITY INTEREST	6,984,155	7,180,449	16,010,202	16,492,571

PROVISION FOR INCOME TAXES	555,395	576,029	1,266,405	1,309,560

INCOME BEFORE MINORITY INTEREST	6,428,760	6,604,420	14,743,797	15,183,011

MINORITY INTEREST	1,369,361	1,419,943	3,122,579	3,228,824

NET INCOME	5,059,399	5,184,477	11,621,218	11,954,187

OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustment	2,062,282	267,960	3,337,343	985,787

COMPREHENSIVE INCOME	$7,121,681	$5,452,437	$14,958,561	$12,939,974

EARNINGS PER SHARE, BASIC AND DILUTED	$0.07	$0.07	$0.16	$0.17

WEIGHTED AVERAGE NUMBER OF SHARES	71,333,586	71,333,586	71,333,586	71,333,586

TIENS BIOTECH GROUP (USA), INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
AS OF JUNE 30, 2007 AND DECEMBER 31, 2006

ASSETS

	June 30, 2007	December 31,
	(Unaudited)	2006
CURRENT ASSETS:
Cash	$53,148,380	$54,270,065
Accounts receivable, trade - related parties, net of allowance for doubtful accounts of $83,958 and $86,776 as of June 30, 2007 and December 31, 2006, respectively	17,377,311	12,926,670
Accounts receivable, trade - third parties	18,602	18,135
Inventories	5,369,936	6,845,108
Other receivables	430,696	349,905
Other receivables - related parties	11,798,849	8,397,227
Employee advances	194,121	111,121
Prepaid expense	1,778,211	2,135,917
Total current assets	90,116,106	85,054,148

PLANT AND EQUIPMENT, net	32,999,702	30,511,319

OTHER ASSETS:
Intangible assets, net	3,042,240	510,183
Long-term prepaid expenses	4,871,145	7,031,348
Loans receivable - related party	27,027,739	25,640,000
Total other assets	34,941,124	33,181,531

Total assets	$158,056,932	$148,746,998

TIENS BIOTECH GROUP (USA), INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
AS OF JUNE 30, 2007 AND DECEMBER 31, 2006

LIABILITIES AND SHAREHOLDERS' EQUITY

	June 30, 2007	December 31,
	(Unaudited)	2006
CURRENT LIABILITIES:
Accounts payable	$3,571,704	$4,123,105
Advances from customers - related parties	1,542,577	1,570,120
Wages and benefits payable	724,388	992,068
Other taxes payable	953,820	969,760
Other payables	428,548	500,213
Other payables - related parties	195,224	522,105
Dividend payable to minority interest	244,446	238,311
Current portion of long term debt, related party	2,130,000	2,130,000
Total current liabilities	9,790,707	11,045,682

LONG TERM DEBT, net of current portion, related party	5,332,742	6,397,742

Total liabilities	15,123,449	17,443,424

MINORITY INTEREST	8,554,671	11,883,323

SHAREHOLDERS' EQUITY:
Common stock, $0.001 par value, 260,000,000 shares authorized,
71,333,586 issued and outstanding, respectively	71,334	71,334
Paid-in-capital	8,842,009	8,842,009
Statutory reserves	9,420,783	9,420,783
Retained earnings	106,992,355	95,371,137
Accumulated other comprehensive income	9,052,331	5,714,988
Total shareholders' equity	134,378,812	119,420,251
Total liabilities and shareholders' equity	$158,056,932	$148,746,998

TIENS BIOTECH GROUP (USA), INC. AND SUBSIDIARIES
REVENUE BY REGION
(Unaudited)

	Three months
	ended June 30,

	2007	2006	Change

China	$5,137,313	$4,474,408	14.8%
International	$9,183,169	$9,818,590	-6.5%
Total	$14,320,482	$14,292,998	0.2%

	Six months
	ended June 30,

	2007	2006	Change

China	$12,347,614	$13,041,025	-5.3%
International	$18,209,657	$17,974,533	1.3%
Total	$30,557,271	$31,015,558	-1.5%